Independent Auditors' Consent



          We consent to the incorporation by reference in this Registration Statement of FHP International Corporation on Form S-8 pertaining to the FHP International Corporation Employee Stock Purchase Plan of our reports dated September 8, 1994, appearing in the Annual Report on Form 10-K of FHP International Corporation for the year ended June 30, 1994.




/s/ Deloitte & Touche LLP
Costa Mesa, California
November 28, 1994